EXHIBIT 99.1

CorEnergy Announces Tax Characterization of 2013 Distributions

FOR IMMEDIATE RELEASE

LEAWOOD, Kan. – January 24, 2014 –CorEnergy Infrastructure Trust, Inc. (“CorEnergy”) (NYSE: CORR) today announced the tax characterization of the 2013 distributions paid to stockholders.

The following table summarizes, for income tax purposes, the nature of cash distributions paid by the Company during the year ended December 31, 2013:

Record Date	Payable Date	Total Distributions Per Share	Total Ordinary Dividends Box 1a	Qualified Dividends Box 1b	Total Capital Gain Distr. Box 2a	Unrecap. Sec. 1250 Gain Box 2b	Nondividend Distr. Box 3
3/8/2013	3/19/2013	$ 0.1250	$ 0.1250	$ 0.1250	$ 0.0000	$ 0.0000	$ 0.0000
6/28/2013	7/5/2013	0.1250	0.0367	0.0367	0.0000	0.0000	0.0883
9/30/2013	10/4/2013	0.1250	0.0000	0.0000	0.0000	0.0000	0.1250
Total 2013 Distributions:		$ 0.3750	$ 0.1617	$ 0.1617	$ 0.0000	$ 0.0000	$ 0.2133

Additional information regarding the tax characterization of the 2013 distributions is available at corenergy.corridortrust.com.

Nothing contained herein or therein should be construed as tax advice. Consult your tax advisor for more information. Furthermore, you may not rely upon any information herein or therein for the purpose of avoiding any penalties that may be imposed under the Internal Revenue Code.

About CorEnergy Infrastructure Trust, Inc.
CorEnergy Infrastructure Trust, Inc. (NYSE: CORR), primarily owns midstream and downstream U.S. energy infrastructure assets subject to long-term triple net participating leases with energy companies. These assets include pipelines, storage tanks, transmission lines and gathering systems. The Company’s principal objective is to provide stockholders with an attractive risk-adjusted total return, with an emphasis on distributions and long-term distribution growth. CorEnergy is managed by Corridor InfraTrust Management, LLC, a real property asset manager focused on U.S. energy infrastructure and an affiliate of Tortoise Capital Advisors, L.L.C., an investment manager specializing in listed energy investments, with approximately $14.2 billion of assets under management in NYSE-listed closed-end investment companies, open-end funds and other accounts as of December 31, 2013.

Safe Harbor Statement
This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Contact Information:
Katheryn Mueller, Investor Relations, 877-699-CORR (2677), info@corridortrust.com

4200 W. 115th Street Suite 210 Leawood, KS  66211/Main: 913-387-2790/Fax: 913-387-2791/ corridortrust.com